Exhibit 10.23
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), and Sheldon Koenig (the “Executive”).

1.Start Date; Employment Term. The Company and the Executive desire to enter into an employment relationship, pursuant to this Agreement commencing as December 14, 2020, unless another date is agreed to between the Company and the Executive (the “Start Date”) and continuing in effect until terminated by either party in accordance with this Agreement (the “Term”). As with all employees, the Company’s offer of employment is contingent on the Executive’s submission of satisfactory proof of the Executive’s identity and the Executive’s legal authorization to work in the United States. At all times, the Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”).

2.Position; Duties. During the Term, the Executive will serve as Chief Operating Officer (“COO”), and will have such powers and duties as may from time to time be prescribed by the Company’s Chief Executive Officer (“CEO”) or another duly authorized executive officer. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the CEO, and/or engage in religious, charitable or other community activities, as long as such services and activities do not interfere with the Executive’s performance of his duties to the Company.

It is currently anticipated that the Executive’s normal place of work will be the Executive’s home office in Pennsylvania, provided that the Executive will be required to regularly travel to the Company’s office, consistent with business needs and will be required to travel domestically and internationally consistent with business needs. During the COVID-19 pandemic and at such other times as may be determined by the Company, the Executive may be required to work remotely.

3.Compensation and Related Matters.

a.Base Salary. During the Term, the Executive’s base salary will be paid at the rate of $510,000 per year, subject to redetermination by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”). The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

b.Bonus. During the Term, the Executive will be eligible to be considered for annual cash bonus as determined by the Board or the Compensation Committee from time to time. Commencing in calendar year 2021, the annual bonus will be targeted at 45% of the Executive’s Base Salary (the “Target Bonus”). The actual bonus is discretionary and will be subject to the CEO’s assessment of the Executive’s performance as well as business conditions of the Company. The Executive’s bonus, if any, will be paid by March 15 following the applicable bonus year. To earn a bonus, the Executive must be employed by the Company on the day such bonus is paid.

c.PTO. During the Term, the Executive is eligible to earn up to four (4) weeks of paid time off (“PTO”) to be accrued on a pro rata basis and subject to the terms and conditions of the Company’s policies and procedures relating to PTO and may be amended from time to time.

d.Other Benefits. During the Term, the Executive will be entitled to continue to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and to the Company’s ability to amend and modify such plans.

e.Equity. The Executive’s equity compensation shall be governed by the terms and conditions of the Company’s Stock Option and Incentive Plan, as may be amended, and the applicable stock option, restricted stock and/or restricted stock unit agreements (collectively “Equity Documents”). In connection with the commencement of the Executive’s employment, the Company will request that the Company’s Board of Directors (the “Board”) grant the Executive (i) 150,000 shares of the Company’s common stock (the “Option”), and (ii) 30,000 shares of restricted stock units (“RSUs”), each of which will vest over four years in accordance with the terms of the Equity Documents. In the event of any conflict between the Equity Documents and this Agreement, the Equity Documents shall control.

f.Reimbursement of Business Expenses. The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. Expense reimbursement shall be subject to such policies the Company may adopt from time to time, including policies related to remote working arrangements and associated travel.

4.Certain Definitions.

a.Sale Event. A Sale Event shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

b.Terminating Event. A “Terminating Event” shall mean (i) Termination by the Company other than for Cause at any time; or (ii) Termination by the Executive for Good Reason on or within the twelve (12) month period commencing with a Sale Event (such 12- month period, the “Sale Event Period”), both as set forth in this Section 4(b):

i.Termination by the Company Other Than For Cause. Termination by the Company of the Executive’s employment for any reason other than for Cause, death or Disability. For purposes of this Agreement, “Cause” shall mean, as determined by the Board:

A.conviction (including a guilty or no contest plea) on a felony indictment or for any misdemeanor involving moral turpitude that adversely affects the Company;

B.participation in a fraud or act of dishonesty against the Company;

C.material breach of Executive’s duties to the Company, that has not been cured to the reasonable satisfaction of the Board, within thirty (30) days following written notice to Executive (provided that no such notice and cure period will be required if such a breach is not subject to cure);

D.intentional and material damage to the Company’s property; or

E.material breach of this Agreement or other written agreement with the Company or written policy of the Company.

ii.Termination by the Executive for Good Reason within the Sale Event Period. Termination by the Executive of the Executive’s employment with the Company for

Good Reason within the Sale Event Period. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following, the occurrence of any of the following events:

A.a material diminution in the Executive’s position, responsibilities, authority or duties;

B.a material diminution in the Executive’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or
C.a material change in the geographic location of the principal office to which the Executive is assigned, such that there is an increase of at least 30 miles of driving distance to such location from the Executive’s principal residence as of such change.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 4(b) as a result of: (i) the ending of the Executive’s employment due to the Executive’s death or Disability, (ii) Executive’s resignation for any reason, other than for Good Reason within the Sale Event Period, (iii) the Company’s termination of the employment relationship for Cause; or (iv) solely as a result of the Executive being or becoming an employee of any direct or indirect successor to the business or assets of the Company rather than continuing as an employee of the Company following a Sale Event. For purposes hereof, the Executive will be considered “Disabled” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties or be expected to be absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

5.Severance During the Sale Event Period. In the event a Terminating Event occurs within the Sale Event Period, subject to the Executive signing and complying with a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement and reaffirmation of the Restrictive Covenants (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

a.the Company shall pay to the Executive an amount equal to the sum of (i) one (1) times the Executive’s Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher), and (ii) the Executive’s Target Bonus; and

b.if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for twelve months after the Date of Termination.

The amounts payable under Section 5(a) and (b), as applicable, shall be paid out in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of the 60-day period.

6.Severance Outside the Sale Event Period. In the event a Terminating Event occurs at any time other than during the Sale Event Period, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

a.the Company shall pay to the Executive an amount equal to nine (9) months of the Executive’s annual Base Salary in effect immediately prior to the Terminating Event;

b.if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for nine (9) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.

The amounts payable under Section 6(a) and (b), as applicable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A- 2(b)(2).

7.Restrictive Covenants. The terms of the Employee Non-Competition, Non- Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenants”), appended as Exhibit A, are incorporated by reference as material terms of this Agreement. The Executive agrees that the definition of “Company” in Exhibit A shall include the Company’s subsidiaries and other affiliates and its and their successors and assigns. The Executive hereby agrees to the Restrictive Covenants as material terms of this Agreement.

a.Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

b.Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information and (iii) occasional transitional duties related to the Executive’s position. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b).

c.Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7 or in Exhibit A, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Section 7 or Exhibit A, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the posting of a bond. The Executive further agrees that if he or she violates this Section 7 or the Restrictive Covenants, in addition to all other remedies available to the Company at law, in equity, and under contract, the Executive shall pay all of the Company’s costs of enforcement of this Section 7 or the Restrictive Covenants, including attorneys’ fees and expenses. In addition, in the event the Executive breaches the Restrictive Covenants during a period when he is receiving Severance, the Company shall have the right to suspend or terminate the severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of his or her duties under this Agreement.

d.Protected Disclosures and Other Protected Actions. Nothing in this Agreement or Exhibit A shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement or Exhibit A limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or Exhibit A for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Additional Limitation.

a.Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

i.If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Severance Payments.

ii.If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

b.For the purposes of this Section 8, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

c.The determination as to which of the alternative provisions of Section 8(a) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 8(a) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

9.Section 409A.

a.Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

b.The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c.All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

d.To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

e.The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.Notice and Date of Termination.

a.Notice of Termination. The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason. During the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 11. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

b.Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive for any reason except for Good Reason during a Sale Event Period, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive for Good Reason during a Sale Event Period, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

12.No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 or Section 6 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer.

13.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the State of Michigan and the United States District Court in Michigan. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.Integration. This Agreement constitutes the entire agreement between the parties with respect to compensation, severance pay, benefits and accelerated vesting. Notwithstanding the foregoing, this agreement shall not be superseded by any offer relating to the Executive’s employment relationship with the Company. Provided, and notwithstanding the foregoing, the Restrictive Covenants and any other agreement relating to confidentiality, noncompetition, nonsolicitation or assignment of inventions shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreement shall remain in full force and effect.

15.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

16.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors. Notice shall also be sufficient if sent and received via email to the Executive’s Company email address, or, if to the Company, to the CEO’s Company email address.

19.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall Executive be entitled to payments or benefits pursuant to Section 5 and Section 6 of this Agreement.

21.Governing Law. This is a Michigan contract and shall be construed under and be governed in all respects by the laws of the State of Michigan, without giving effect to the conflict of laws principles.

22.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place; provided that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

23.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

24.Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

25.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ESPERION THERAPEUTICS, INC.

By: /s/ Tim M. Mayleben
Name: Tim M. Mayleben
Title: President & Chief Executive Officer

EXECUTIVE:

        /s/ Sheldon Koenig
        Sheldon Koenig